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                                                                      Exhibit 99


uWink Successfully Completes $1.5 Million Private Placement
Monday March 6, 8:01 am ET


Proceeds Will Fund First uWink Bistro

LOS ANGELES--(BUSINESS WIRE)--March 6, 2006--uWink, Inc. (OTCBB:UWNK - News), a digital entertainment company, announced today that it has completed a $1.5 million private placement of 5,000,000 shares of common stock priced at $0.30 per share.

Participants in the financing included institutional investors and high net worth individuals, including officers and a director of the Company. The investors in the transaction will also receive warrants to purchase an additional 2,500,000 shares of common stock priced at $0.345 per share. uWink will file a registration statement with the Securities and Exchange Commission covering the resale of the shares. Merriman Curhan Ford & Co. acted as sole placement agent for this transaction.

"Based on the successful completion of this transaction, we are confident that we can meet our operating needs and aggressively pursue the opening of our first uWink Bistro," said Nolan Bushnell, uWink's chief executive officer.

uWink intends to use the proceeds of this offering to fund the opening of the first uWink Bistro in the Westfield Promenade, in Woodland Hills, California, and for general corporate purposes. uWink Bistro plans to open Summer 2006.

uWink Bistro is a unique interactive and social entertainment restaurant where at-the-table touch screens let the customers be in control of their meal and their fun. uWink is bringing technology innovation to the fast casual dining experience, while providing delicious American bistro fare such as pizza, burgers, salads, appetizers and shareable desserts. Food is ordered at the table via the uWink touch screen and served quickly and accurately by runners. Games and media are also accessed via the uWink touch screens located at each table, making it easy for people to interact, have fun, and enjoy a delicious meal at a reasonable price.

About uWink, Inc.

uWink, Inc. is a digital entertainment company based in Los Angeles, California that develops interactive entertainment for restaurants, bars, and mobile devices. Led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari (Nasdaq:ATAR - News) and Chuck E. Cheese (NYSE:CEC -
News), uWink is currently building a new entertainment dining experience called uWink Bistro that leverages uWink's proprietary network and entertainment software. For more information visit: www.uwink.com.

CONTACT:
uWink, Inc.
Alissa Bushnell, 415-235-9532
alissa.bushnell@uwink.com